UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2006

Analogic Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	0-6715	04-2454372
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8 Centennial Drive, Peabody, Massachusetts		01960
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	978-977-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 13, 2006, Michael N. Siraco was appointed Vice President – Finance of Analogic Corporation ("Analogic") and as of that date no longer holds the office of Vice President - Corporate Controller. Mr. Siraco has been an employee of Analogic since 1979 and served as Vice President - Corporate Controller since 1982.

(c) Effective March 13, 2006, Donald B. Melson, age 54, was appointed by the Board of Directors of Analogic Corporation ("Analogic") as Analogic’s Vice President - Corporate Controller. Mr. Melson’s term of office in that capacity is on an at will basis. There is no arrangement or understanding pursuant to which Mr. Melson was appointed as Vice President – Corporate Controller. There is no family relationship between Mr. Melson and any other person, the disclosure of which is required by Item 401 (d) of Regulation S-K.

For the last six years, Mr. Melson has been Vice President and Corporate Controller of Millipore Corporation, a publicly-held manufacturer of bioprocess and bioscience products which in 2005 reported that its revenues totaled approximately $991 million and that it employed approximately 4,800 people worldwide. Millipore Corporation is not an affiliate of Analogic. Mr. Melson, a certified public accountant, possesses a broad range of experience in international financial management, current SEC financial reporting, Sarbanes Oxley section 404 compliance, and business development, including acquisition integration.

Mr. Melson is not involved in any related-party transaction, disclosure of which is required by Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analogic Corporation

March 15, 2006	By:	/s/ John J. Millerick

Name: John J. Millerick
Title: Senior Vice President, Chief Financial Officer, and Treasurer